Exhibit 10.74

NATIONSTAR MORTGAGE HOLDINGS INC.
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 2nd day of July 2012 by and between NATIONSTAR MORTGAGE HOLDINGS INC., a Delaware corporation (the “Company”) and RAMESH LAKSHMINARAYANAN, an individual presently residing at 92 Myrtle Ave., Milburn, NJ 07041 (“Executive”).
W I T N E S S E T H:
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
1.SERVICES AND DUTIES. The Company hereby employs Executive, and Executive hereby accepts employment by the Company in the capacity of its Executive Vice President & Chief Risk Officer. Executive will report directly to the Company's Chief Executive Officer (the “Manager”). The principal location of Executive's employment shall be at the Company's executive office located in Lewisville, Texas, or such other location determined by the Company, in its sole discretion, that is within a fifty (50) mile radius of the Company's current location at 350 Highland Drive, Lewisville Texas 75067, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons. Executive shall be a full-time employee of the Company and shall dedicate all of Executive's working time to the Company and shall have no other employment and no other business ventures which are undisclosed to the Company or which conflict with Executive's duties under this Agreement. Executive will have such duties, responsibilities and authority as are prescribed by the Manager from time to time, together with such additional duties as may be assigned to Executive from time to time by the Manager. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) engaging in personal investment activities for himself and his family that do not give rise to any conflict of interests with the Company or its affiliates, (ii) subject to prior approval of the Company, acting as a director or in a similar role for an entity unrelated to the Company if such role does not give rise to any conflict of interests with the Company or its affiliates and (iii) engaging in charitable and civic activities, in each case provided that such activities do not interfere with the performance of his duties hereunder.

2.TERM. Executive's employment under the terms and conditions of this Agreement will commence on the first day of Executive's employment with the Company (the “Effective Date”). The term of this Agreement shall be for a period of one (1) year (the “Initial Term”) beginning on the Effective Date, subject to earlier termination pursuant to Section 5 herein. The Term of this Agreement will be automatically renewed and extended up to one (1) time, for a period of one year (the “Renewal Terms”) unless either party gives the other notice that this Agreement will not be renewed at least thirty (30) days prior to the end of the Initial Term or of the first Renewal Term. The Renewal Terms will continue to be subject to the provisions for termination set forth herein. The Initial Term and Renewal term are hereinafter collectively referred to as the “Term”. Effective as of the expiration date, your continued employment with the Company will be “at will”, meaning that either your or the Company may terminate your employment at any time and for any reason, without the payment of any severance. Provided however, that if Executive is terminated without Cause by the Company after the expiration of this Agreement but through and including July 2, 2015; then Executive shall be compensated pursuant to the terms of section 5(b) of this Agreement as hereinafter set forth.

Notwithstanding anything to the contrary herein, in the event of any termination of this Agreement, Executive shall nevertheless continue to be bound by the terms and conditions set forth in Sections 6 and 7 hereof, which provisions, along with Sections 8 and 9 hereof, shall survive any such termination of this Agreement and any termination of Executive's employment with the Company.
For a period of one year following any termination of Executive's employment with the Company, Executive agrees to reasonably assist and cooperate with the Company and its affiliates and their respective agents, officers, directors and employees with respect to the operations of the Company (and its successors and assigns) (i) on matters relating to the tasks for which Executive was responsible, or about which Executive had knowledge, before cessation of employment or which may otherwise be within the knowledge of Executive and (ii) exclusively in connection with any existing or future disputes, litigation or investigations of any nature brought by, against, or otherwise involving the Company or its affiliates in which the Company deems Executive's cooperation necessary, not to exceed 24 hours per month (or such other amount of time as agreed to by the parties). The Company will pay Executive a consulting fee of $182.69 per hour and will also reimburse Executive for reasonable out of pocket expenses incurred in connection therewith, in accordance with Company policy.

3.COMPENSATION.

(a)Base Salary. In consideration of Executive's full and faithful satisfaction of Executive's duties under this Agreement, the Company agrees to pay to Executive a base salary at the amount of $380,000 per annum (the “Base Salary”), payable in accordance with the Company's payroll practices and in such installments as the Company pays its similarly situated employees (but not less frequently than each calendar month), subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to health, welfare and retirement programs in which Executive is enrolled. The Base Salary shall be reviewed periodically in accordance with Executive's annual performance evaluation and adjusted at the Company's sole discretion; provided, however, that in no event shall the Base Salary be reduced without Executive's approval.

(b)Sign-On Bonus. Executive will be paid a Sign-On Bonus in two components as follows:

(i)First component will be a cash award totaling $500,000

•	$350,000 cash award payable within 30 days of date of hire

•
$75,000 to be paid within 30 days of the anniversary of your date of hire in 2013 and 2014. Should the Executive be terminated without Cause or by the Executive for Good Reason, any unpaid components of the sign-on bonus will be paid to the Executive within 30 days of the effective date of the Separation Agreement.

(ii)The second component will be a number of shares of Restricted Stock of Nationstar Mortgage Holdings Inc. with an aggregate fair market value of $1,000,000 as of the date of the Effective Date. The shares of Restricted Stock will vest at 33.3% on each of the first and second anniversaries and 33.4% on the third anniversary of the Effective Date. The shares of Restricted Stock granted pursuant to this Section (3)(b)(ii), shall be subject to the terms and conditions set forth in agreement evidencing the award of the Restricted Stock (the “Award Agreement”); provided that, notwithstanding the Award Agreement, in the event that Executive is terminated by the Company without Cause, all unvested shares of Restricted Stock granted pursuant to this Section (3)(b)(ii) not previously forfeited shall immediately vest on the effective date of the termination. All equity awards are subject to approval of executive management and the Compensation Committee of the Board of Directors.

Should Executive voluntarily terminate employment with the Company without Good Reason within 24 months of the Executive's date of hire, the Executive will be obligated to repay a pro rata portion of the sign-on Bonus, paid through Date of Termination.
(iii)For each of the years 2012, 2013, and 2014, Executive will receive a number of shares of Restricted Stock of Nationstar Mortgage Holdings Inc. with a Fair Market Value (FMV) of $300,000. The shares will be granted in 2013, 2014 and 2015 during the annual equity award period which is in March or April of each year. The FMV will be calculated based on the 2012 Incentive Compensation Plan. All equity awards are subject to approval of executive management and the Compensation Committee of the Board of Directors.

(c) Bonus Compensation. In addition to the Base Salary payable pursuant to Section 3(a) above, Executive will also be eligible to receive in respect of each fiscal year of the Company a cash bonus as follows:

(i)For the fiscal year ending on December 31, 2012, Executive will be entitled to a minimum bonus in an amount not less than $650,000 from the Effective Date through December 31, 2012. This minimum bonus for 2012 is exclusive of your sign-on bonus.

(ii)Executive's maximum annual cash bonus opportunity will be 275% of his annual base salary, or $1,045,000, pursuant to the Company's incentive bonus plan.

Bonuses will be paid as soon as practicable after the Company's financial results for such fiscal year have been determined, but in no event later than two (2) months after the end of such fiscal year, and shall be payable only if Executive is employed by the Company on the last day of the fiscal year in respect of which such bonus is awarded and has not notified the Company of his intent to resign.
(d) To assist with expenses associated with relocating your home to Dallas, you will receive a relocation assistance payment of $350,000, payable within 30 days of your relocation which must occur on or before July 2, 2013. Should Executive voluntarily terminate employment within two (2) years of Executive's date of hire, Executive will be required to repay a pro rata portion of the relocation benefits paid on behalf of the Executive or reimbursed directly to the Executive.

(e) Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code, if and to the extent applicable, and will be interpreted and applied in a manner consistent with that intention. Toward that end, unless permitted sooner by Section 409A of the Code, severance amounts otherwise payable within six-months after termination of employment will be deferred until and become payable on the first day of the seventh month following the Termination Date. Further, to the extent Section 409A of the Code is applicable; the phrase “termination of employment” shall have the same meaning as a “separation from service” as defined in Code Section 409A.

(f)     Withholding. All taxable compensation payable to Executive by the Company shall be subject to customary withholding taxes and such other employment taxes as are required under Federal law or the law of any state or by any governmental body to be collected with respect to compensation paid to an employee.

4.BENEFITS AND PERQUISITES.

(a)    Retirement and Welfare Benefits. During the Term, Executive shall be entitled to all the usual benefits offered to the Company's senior management, including vacation, sick time, and the ability to participate in the Company's medical, dental, life insurance, disability and other welfare programs, and 401(k) retirement savings plan, subject to and in accordance with the applicable limitations and requirements imposed by the terms of the documents governing such benefits, as from time to time in effect. Nothing, however, shall require the Company to maintain any benefit, plan or arrangement or provide any type or level of benefits to the Company's employees, including Executive. During the Term, Executive shall be entitled to not less than three (3) weeks paid vacation.

(b)    Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably incurred by Executive for business purposes in furtherance of Executive's duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

5.TERMINATION. Executive's employment pursuant to this Agreement shall be terminated on the earliest of (i) the date on which the Manager or the Company delivers written notice that Executive is being terminated for Disability, and (ii) the date of Executive's death. In addition, Executive's employment with the Company may be terminated (w) by the Company for Cause, effective on the date on which a written notice to such effect is delivered to Executive; (x) by the Company at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive; (y) by Executive for “Good Reason”, effective on the date on which a written notice to such effect is delivered to the Company as provided for in 5(h)(iv)(E) in this Agreement ; or (z) by Executive at any time, effective on the date on which a written notice to such effect is delivered to the Company.

(a)For Cause Termination. If Executive's employment with the Company is terminated by the Company for Cause, Executive shall not be entitled to any further compensation or benefits other than Accrued Benefits. If the definition of “Cause” set forth below conflicts with such definition in any incentive plan or equity plan or agreement of the Company or any of its affiliates, the definition set forth herein shall control.

(b)Termination by Company without Cause or by Executive for Good Reason. If Executive's employment is terminated by the Company other than for Cause or is terminated by Executive for Good Reason prior to July 3, 2015, then Executive shall be entitled ,subject to Executive's providing the Company with a signed release of claims in a form adopted by the Company from time to time, which shall contain customary terms and conditions, and subject to Executive's continued compliance with the provisions of Sections 6 and 7 hereof: (i) the Accrued Benefits (ii) twelve (12) months base salary (“Salary Continuation Payments”) plus 100% of the Executive's prior year's bonus, and (iii) continuation of Executive's coverage under the Company's medical plan until the earlier of (A) the period of time it takes Executive to become eligible for the medical benefits program of a new employer (subject to Section 6(a) hereof) or (B) twelve (12) months from the date of such termination. Notwithstanding the foregoing, Executive's entitlement to the Accrued Benefits shall not be subject to Executive's provision of the release hereunder.

(c)Resignation, Death or Disability. If Executive's employment with the Company terminates due to Executive's voluntary termination without Good Reason, then Executive shall be entitled to the Accrued Benefits and vested Restricted Stock. If Executive's employment is terminated by reason of Executive's death or Disability prior to the end of the Term, Executive shall be entitled to receive the Accrued Benefits plus a pro-rata bonus for that portion of the calendar year the Executive was employed by the Company. During any period that Executive fails to perform his duties hereunder as a result of Disability. Executive shall continue to receive his Base Salary and all other benefits and all other compensation pursuant to this Agreement unless and until his employment is terminated pursuant to this Section 5.

(d)Payments in Lieu of Other Severance Rights. The payments provided in subsections (a), (b) and (c) of this Section 5 shall be made in lieu of any other severance payments under any severance agreement, plan, program or arrangement of the Company.

(e)Manner of Payment. Unless Executive breaches one of the restrictive covenants contained in Sections 6 and 7 of this Agreement, the payments described in clause (b) of this Section 5 shall be paid as follows: the Salary Continuation Payment shall commence within 30 days of the Date of Termination (or, if the 30-day period spans two taxable years, in the later taxable year) and be paid over a period of twelve (12) months, and 100% of the prior year's bonus shall be paid in a lump sum within 30 days of the final Salary Continuation Payment. Notwithstanding anything herein to the contrary, the payment of any amounts hereunder (1) shall cease on the date on which Executive breaches any of the restrictive covenants contained in Sections 6 and 7 of this Agreement, and (2) shall not be paid unless Executive executes the release described in clause (b) of Section 5.

(f)No Mitigation. Upon termination of his employment, Executive will be under no obligation to seek other employment or earn other income in order to remain eligible for the payments and benefits set forth in this Section 5. Not including the repayment of loans made to Executive by the Company or any affiliates thereof, amounts due to Executive under this Agreement will not be subject to offset by the Company for any claims the Company may have against Executive, unless otherwise specifically agreed to in writing by Executive.

(g)Internal Revenue Code Section 280G. The Company shall take all reasonable action, including taking reasonable steps to obtain applicable approval if necessary, to cause any payments under this Agreement, to qualify for the exemption from the definition of “parachute payment” described in Section 280G(b)(5), to the extent applicable. If, however, Executive is entitled to receive payments and benefits under this Agreement and if, when combined with the payments and benefits Executive is entitled to receive under any other plan, program or arrangement of Company or an Affiliate, Executive would be subject to excise tax under Section 4999 of the Code or Company would be denied a deduction under Section 280G of the Code, then the severance amounts otherwise payable to Executive under this Agreement will be reduced by the minimum amount necessary to ensure that Executive will not be subject to such excise tax Further, to the extent Section 409A of the Code is applicable, the phrase “termination of employment” shall have the same meaning as a “separation of service” as defined in Code Section 409A.

(h) and Company will not be denied any such deduction.

(i)Definitions. For purposes of this Agreement:

(i)“Accrued Benefits” means collectively the following: (i) any earned but unpaid salary through the last day of employment, (ii) any accrued but unpaid paid time off, (iii) any reimbursable business expenses through the last day of employment, (iv) any vested benefits in accordance with the terms of the Company's employee benefit plans or programs and (v) any benefit continuation and/or conversion rights in accordance with the terms of the Company's employee benefit plans or programs.

(ii)    “Cause” means (i) conviction of, guilty plea concerning or confession of any felony, (ii) any act of misappropriation or fraud committed by Executive in connection with the Company's or its subsidiaries' business, (iii) any material breach by Executive of this Agreement (iv) any material breach of any reasonable and lawful rule or directive of the Company or the

Manager, (v) the gross or willful neglect of duties or gross misconduct by Executive, or (vi) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Company's or the Manager's good faith determination materially interferes with the performance of Executive's duties under this Agreement. In circumstances contemplated in (ii), (iii), (iv) and (v), the Executive will have a period of up to 30 days to remedy the situation.

(iii)    “Code” means the Internal Revenue Code of 1986 as amended.

    (iv)    "Good Reason" means the occurrence of any of the following without the written consent of Executive:
(A) A material diminution in the Executive's base compensation.
(B) A material diminution in the Executive's authority, duties, or responsibilities.

(C) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report.

(D) A material change in the geographic location at which the Executive must perform the services under this Agreement.

(E) No “Good Reason” shall be deemed to have occurred unless the Executive provides notice to the Company of the existence of Good Reason within a period not to exceed 90 days of the initial existence of the condition, and the Company has a period of at least 30 days to remedy the condition.
(v)    "Disability" means the inability of Executive to substantially perform the customary duties and responsibilities of Executive's Employment with Company or an Affiliate for a period of at least 120 consecutive days or 120 days in any 12-month period by reason of a physical or mental incapacity which is expected to result in death or last indefinitely, as determined by a duly licensed physician appointed by the Company.
(vi)     Resignation as Officer or Director. Upon the termination of employment for any reason, Executive shall resign each position (if any) that he then holds as an officer or director of the Company and any of its subsidiaries.

6.RESTRICTIVE COVENANTS. The parties agree that Executive's employment with the Company involves a position of special trust and confidence wherein, in reliance upon Executive's promises in this Agreement (including but not limited to the covenants in this Section 6 (the “Restrictive Covenants”)) Executive will be entrusted with access to the Company's Confidential Information (as defined below) and will be given the opportunity to meet and develop relationships with the Company's potential and existing suppliers, financing sources, clients, customers and employees.

(a)Solicitation of Employees, Etc. Executive agrees that during the period of his employment with the Company and for the twelve (12) month period immediately following the date of termination of Executive's employment with the Company for any reason, Executive shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.

(b)Disparaging Comments. Executive agrees that during the period of his employment with the Company and for three years thereafter, Executive shall not make any disparaging or defamatory comments regarding the Company or, after termination of his employment relationship with the Company, make any comments concerning any aspect of the termination of their relationship. The obligations of Executive under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

(c)Garden Leave. Notwithstanding any provision hereof, Executive agrees that, for a period of not longer than 90 days after notice of his voluntary termination of employment without Good Reason and prior to the date that the Company has scheduled for the effective date of his termination of employment, the Company may require Executive not to carry out his duties or to carry out limited duties for the Company (“Garden Leave”). During the period of Garden Leave:

(i)    The Company shall be under no obligation to provide any work to, or vest any powers in, Executive, who shall have no right to perform any services for the Company.
(ii)    The Company shall be entitled at its absolute discretion to require Executive not to attend his place of work or any other premises of the Company; and to require the Executive to work from his home.
(iii)    Executive shall: continue to receive his salary and all contractual benefits in the usual way; and remain an employee of the Company and remain bound by the terms of this Agreement with the Company.
Nothing contained in this Section 6 shall limit any common law or statutory obligation that Executive may have to the Company or any of its affiliates. For purposes of this Section 6 and Section 7, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes Executive's employer as a result of any reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate Executive's employment (which termination shall not be considered a termination without Cause for purposes of this Agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate in which case the terms and conditions hereof shall apply to Executive's employment relationship with such entity mutatis mutandis. For purposes of the time-limited, post-employment restrictions contained in Section 6 and Section 7, a reference to a period that begins at the termination of Executive's employment: (a) refers to the end of Executives employment with the Company irrespective of which party ended the relationship or why, and refers to end of Executive's continuous employment with the Company inclusive of any successor to which his employment may be transferred or assigned as a result of any reorganization, restructuring, merger or assignment; and (b) shall be extended by one day for each day Executive is found to be in violation of such Restrictive Covenant until such time as the Restrictive Covenant is complied with by Executive for a length of time equal to the length of time originally provided for.

7.CONFIDENTIALITY. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so. Executive agrees that Executive shall not at any time during the term of Executive's employment or thereafter, without the Company's prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form, (including, without limitation, (i) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (ii) any Proprietary Information (as defined below)), concerning the Company's or any of its affiliated companies' or customers' practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Executive utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Executive's employment by the Company. Executive hereby confirms that all Confidential Information constitutes the Company's exclusive property, and that all of the restrictions on Executive's activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company's reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public through proper means. This confidentiality provisions shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any of its affiliates.

Executive agrees that he shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by him alone or in conjunction with others, during or after working hours, while in the employ of the Company (all of which is collectively referred to in this Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public not in violation of this Agreement and (ii) general business knowledge and work skills of Executive, even if developed or improved by Executive while in the employ of the Company. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by Executive to the Company. Executive's obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 7 shall continue beyond Executive's termination of employment and Executive shall, at the Company's expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

8.ASSIGNMENT. This Agreement and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive's heirs, executors and administrators. This Agreement shall automatically inure to the benefit of, and be fully enforceable by, any parent, subsidiary, affiliate, successor, or assign of the Company that Executive provides services to or is provided Confidential Information about without the need for any further action by any party. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company's rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company's subsidiaries, affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company's assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

9.GENERAL.
(a)    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one business day following personal delivery (including personal delivery by telecopy or telex), or the third business day after mailing by first class mail to the recipient at the address indicated below:
To the Company:
Nationstar Mortgage Holdings Inc.
350 Highland Drive
Lewisville, Texas 75067
Attention: General Counsel
To Executive:
Ramesh Lakshminarayanan
92 Myrtle Ave.
Milburn, New Jersey 07041
or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)    Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
(c)    Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.
(d)    Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.
(e)    Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.
(f)    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Texas without giving effect to principles of conflicts of law of such state.
(g)    Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.
(h)    Waiver. The waiver by either party of the other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
(i)    Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.
(j)    Construction. The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
(k)    Arbitration. Except as necessary for the Company and its subsidiaries, affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive's services on behalf of the Company or any subsidiary, the termination of such services or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns, shall be submitted to binding arbitration in Dallas, Texas according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. For purposes of enforcement of the Restrictive Covenants, the Company shall be considered a “prevailing party” if it secures injunctive relief to enforce any of the Restrictive Covenants, with or without reformation of the covenant under Paragraph 9(b) or otherwise. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

10.EXECUTIVE REPRESENTATION AND ACCEPTANCE. By signing this Agreement, Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that would interfere with the execution, delivery or performance of this Agreement by Executive, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive agrees that he will not disclose to or use on behalf of the Company any proprietary information of a third party without that party's consent.

11.COMPANY REPRESENTATION AND ACCEPTANCE. By signing this Agreement, Company hereby represents and warrants to Executive that (a) the Company has all required power and authority to enter into, deliver, and perform its obligations under this Agreement and, (b) the execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary action on the part of the Company and does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which the Company is bound, this Agreement will be the valid and binding obligation of Company, enforceable in accordance with its terms.

12.EFFECTIVENESS.  This agreement shall become effective as of the Effective Date, it being understood that the Executive shall have no rights hereunder and the Company shall have no duties or obligations hereunder until this Agreement shall become effective; provided, however, that this Agreement is a binding obligation which cannot be revoked or terminated by either party except as provided herein.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREOF, the parties hereto have executed and delivered this Agreement as of the year and date first above written.
COMPANY

By: /s/ Jay Bray
Jay Bray, Chief Executive Officer
Dated: March 5, 2013

EXECUTIVE
/s/ Ramesh Lakshminarayanan
Ramesh Lakshminarayanan, EVP & Chief Risk Officer
Dated: March 5, 2013